Contacts: Dennis Long, President & CEO Denise Portmann, EVP & CFO 360.537.4061	News Release

Pacific Financial Corporation 2Q13 Profits Increase 90% from 1Q13
Earns $2.0 Million in First Half of 2013

ABERDEEN, WA – July 31, 2013 – Pacific Financial Corporation (OTCQB: PFLC), the holding company for Bank of the Pacific, today reported second quarter 2013 net profits increased 90% to $1.3 million, or $0.13 per diluted share, from $701,000, or $0.07 per diluted share in the first quarter this year, and grew 24% from $1.1 million, or $0.11 per diluted share in the second quarter a year ago. Steady deposit and loan growth, a stable net interest margin, with improving credit quality, contributed to solid profitability in the second quarter and the first six months of 2013. Year-to-date, net income was $2.0 million, or $0.20 per diluted share, compared to $2.1 million, or $0.21 per diluted share for the first six months of 2012.

Second quarter 2013 net recoveries of $64,000, and year-to-date net recoveries of $54,000, coupled with declining nonaccrual loans, led to a $450,000 recapture of credit loss provision during the quarter.

Second Quarter 2013 Highlights (at or for the period ended June 30, 2013, except as noted)

•	Completed the acquisition of three coastal branches, from Sterling Financial Corporation, which expanded banking operations to 16 branches in Washington and 2 branches in Oregon.

•	Construction is underway to open a full-service branch in Warrenton, Oregon. The branch is expected to open in the fourth quarter of this year, which will further expand operations in the coastal communities of Washington and Oregon.

•	Net income was $1.3 million or $0.13 per diluted share, for the second quarter of 2013, up 90% from the preceding quarter and 24% from the like quarter a year ago.

•	Net interest margin improved 15 basis points to 3.99% in the second quarter, from 3.84% in the preceding quarter.

•	Total deposits grew 4% to $591.1 million at quarter end, compared to $569.2 million at the end of the first quarter, and increased 10% from $538.7 million a year ago. Non-interest demand deposits rose 19% to $125.6 million at June 30, 2013, from $105.4 million a year ago.

•	Net loans, after the allowance for credit losses, increased by $3.8 million to $465.6 million at quarter-end, from $461.8 million at March 31, 2013, and grew by $17.0 million from $448.7 million at June 30, 2012.

•	Allowance for credit losses decreased 4% to $9.0 million in the second quarter 2013, compared to $9.3 million in the preceding quarter and dropped 19% from $11.1 million, year-over-year.

•	Nonperforming assets declined 20% to $13.8 million at June 30, 2013, compared to $17.3 million at March 31, 2013 and fell 16% from $16.4 million a year ago.

Pacific Financial Corporation 2Q13 Profits Increase 90% from 1Q13
Earns $2.0 Million in First Half of 2013
July 31, 2013	Page 2

•	Capital ratios continue to exceed regulatory requirements for a well-capitalized financial institution, including a Tier 1 leverage ratio of 10.41% and total risk-based capital ratio of 15.13%.

“Our second quarter earnings reflect our continuing ability to generate profits in the current economic climate,” said Dennis Long, President and Chief Executive Officer. “Credit quality continued to improve in the second quarter with minimal net charge-offs, as evidenced by nonperforming assets declining meaningfully both on a linked and year-over-year basis, and current quarter net recoveries totaling $64,000. We also have a solid deposit base, and we are seeing a strong demand for loans reflecting the hard work of our loan production teams.”

“At the end of June, we completed the acquisition of three Sterling Bank branches, and assumed approximately 2,800 new accounts amounting to over $37 million in deposits. We have since consolidated 2 of the 3 branches to maximize our branch network efficiencies, while maintaining convenient banking locations for our customers," added Long. “We welcome our new customers to our growing franchise and are delighted to extend our highly-personalized service and full range of banking products to them. We look forward to continuing to build our franchise.”

Western Washington Economic Update

The Port of Grays Harbor leads the U.S. in exports of American grown soybean meal and also ships automobiles, biodiesel, and other liquid and dry bulk products. The Port of Grays Harbor specializes in heavy-lift, roll-on/roll-off, autos, wheeled vehicles, project cargoes and bulk cargoes. The Port of Grays Harbor also operates the Westport Marina, which is the largest fish landing port in Washington State. “Auto exports are also accelerating at the Port of Grays Harbor, as that port rides a boom of vehicle shipments led by Chrysler Corp,” according to the Puget Sound Business Journal, dated July 2, 2013,

As recently reported in thedailyworld.com, “Three crude oil storage and shipping facilities proposed in Hoquiam could create about 100 jobs and may be the Port of Grays Harbor’s best bet for economic growth,” Port Executive Director Gary Nelson told Aberdeen Rotary Club members Wednesday, July 3, 2013.”

“Our real estate markets are also recovering at an accelerated pace,” said Long. “According to the Northwest Multiple Listing Service, inventory shortages persist with only about 2.5 months of supply system-wide. New figures from the MLS show pending sales during June jumped 10.6% from twelve months ago.”

Overall, there are important economic factors that should help sustain the residential housing market in Grays Harbor County, albeit at a more moderate rate of growth; mortgage interest rates remain relatively low and the county’s employment growth is improving.

Unemployment in Grays Harbor County, where Pacific Financial is headquartered, has been consistently higher than the state and national averages for many years. The highest unemployment rate was reached January and February 2010 at 15.7%; and the lowest was 10.4% at the beginning of the recession in December 2008. For the last few months, the figure has been hovering around 12%. Climbing out of the recession has been a slow process for many of the rural counties of Washington and Grays Harbor has been no exception.

Pacific Financial Corporation 2Q13 Profits Increase 90% from 1Q13
Earns $2.0 Million in First Half of 2013
July 31, 2013	Page 3

Balance Sheet Review

Total assets rose 3% to $686.3 million at June 30, 2013, compared to $664.3 million at March 31, 2013, and increased 8% from $633.2 million at year-end 2012.

Net loans increased $3.8 million, or 1%, to $465.6 million at June 30, 2013, compared to $461.8 million at March 31, 2013 and grew $17 million, or 4%, from $448.7 million at June 30, 2012.

“Loan demand throughout the communities we serve is proving to be steady, especially in the commercial and industrial and commercial real estate sectors, and one to four-unit residential investment properties,” said Long. “Our residential mortgage division is active in spite of rising interest rates, which in fact remain at or near historically low levels.” The Bank of the Pacific’s loan portfolio was well-diversified at the end of June, 2013, with owner-occupied commercial real estate loans representing 23% of the portfolio; investor-owned commercial real estate loans 22%; commercial and industrial loans 19%; residential real estate loans 23%; construction and consumer loans, together totaling 8%; and farmland and installment loans 5%.

Noninterest-bearing deposits increased 19% at June 30, 2013, from the year prior, while savings and interest-bearing demand deposits increased 13% over the same period. Deposits totaled $591.1 million at June 30, 2013, compared to $569.2 million at the end of March, and $538.7 million at June 30, 2012. Core deposits, which exclude certificates of deposits, accounted for 76% of total deposits at June 30, 2013.

With market interest rates increasing in June, the valuation of the securities portfolio was negatively impacted at the end of the quarter. Investment securities available-for-sale totaled $86.5 million at June 30, 2013, compared to $70.4 million at March 31, 2013, and $53.2 million a year earlier. At June 30, 2013, the securities portfolio, at amortized cost, was comprised of $29.2 million tax-exempt municipal bonds and $42.3 million agency mortgage-backed securities.

The accumulated other comprehensive loss was $(1.5) million at June 30, 2013, compared to accumulated other comprehensive income of $320,000 at March 31, 2013, and a loss of $(154,000), at the end of June 2012. “While the majority of our securities portfolio is available for sale, we anticipate holding most of these securities to maturity. In the meantime, the impact of interest rate volatility flows through the balance sheet in the accumulated other comprehensive income (loss) section of our equity values,” said Denise Portmann, Chief Financial Officer. “That being said, the investment portfolio continues to generate an attractive rate of return while providing liquidity to fund our growing and higher-yielding loan portfolio.”

Shareholders’ equity totaled $66.8 million, or $6.60 per share at June 30, 2013, compared to $67.3 million, or $6.65 per share three months earlier, and $65.5 million, or $6.47 per share at the end of second quarter a year ago.

Tangible book value per share was $5.25 at June 30, 2013, compared to $5.41 per share at March 31, 2013, and $5.23 per share at June 30, 2012. “The decline in our tangible book value from the preceding quarter was primarily due to intangibles recognized with the Sterling acquisition; the decline in our accumulated other comprehensive income related to the unrealized loss on securities available-for-sale, and the growth in assets,” commented Long.

Credit Quality

Nonperforming assets (NPAs) declined on a linked quarter and year-over-basis as economic conditions continued to improve. NPAs dropped to $13.8 million, or 2.01% of total assets at June 30, 2013, compared to $17.3 million, or 2.61% of total assets at March 31, 2013, and $16.4 million or 2.59% at June 30, 2012. Nonperforming loans declined to $10.4 million at June 30, 2013, compared to $13.2 million at March 31, 2013, and $10.2 million at June 30, 2012. Of the $10.4 million in outstanding nonperforming loans at the close of second quarter 2013, $1.8 million is guaranteed by the United States Department of Agriculture.

Pacific Financial Corporation 2Q13 Profits Increase 90% from 1Q13
Earns $2.0 Million in First Half of 2013
July 31, 2013	Page 4

Other real estate owned (OREO), which primarily consists of properties obtained through foreclosure, totaled $3.5 million at the end of the second quarter of 2013, down from $6.2 million at the end of the second quarter of 2012. “We are gradually selling our OREO holdings, and we will continue to actively market the remaining OREO,” Long said.

Performing restructured loans totaled $2.5 million at June 30, 2013, compared to $2.6 million at the end of first quarter 2013, and $127,000 at June 30, 2012. The allowance for credit losses was 86.44% of nonperforming loans at June 30, 2013, compared to 70.98% three months prior, and 108.30% a year earlier. The allowance for loan losses was $9.0 million, or 1.89% of total loans, at June 30, 2013, compared to $9.3 million, or 1.98% of total loans, at the end of the preceding quarter, and $11.1 million, or 2.41% of total loans, at the end of the second quarter a year ago.

“The improving overall asset quality and net recoveries in the first half of 2013, led to a reverse provision of $450,000 for the quarter.” Long said. No provision for credit losses was taken in the first quarter of 2013 and Pacific Financial recorded a provision of $300,000 for the second quarter a year ago. Year-to-date, the recapture totaled $450,000 compared to a provision for credit losses of $400,000 for the first six months of 2012. Charge-offs were minimal on a linked quarter and year-to-date basis reflecting the improvement in the commercial real estate portfolios.

Review of Operations

Total revenue (net interest income plus noninterest income) for the second quarter was $9.1 million, compared to $8.2 million in the first quarter of 2013 and $8.5 million in the like quarter a year ago.

Primarily due to the recapture of prior provision for loan losses in the second quarter of 2013, net interest income after loan loss provision increased 15% to $6.4 million, compared to $5.6 million in the first quarter of 2013, and grew 10% from $5.8 million in the second quarter a year ago. In the first six months of 2013, net interest income after loan loss provision increased 2% to $12.0 million, compared to $11.8 million in the like period a year ago.

Total non-interest income increased 21% to $3.2 million in the second quarter of 2013, compared to $2.6 million in the preceding quarter, and grew 32% from $2.4 million in the second quarter a year ago. Year-to-date non-interest income rose 36% to $5.8 million from $4.3 million in the first six months of 2012. Gain on sales of loans contributed $1.7 million to revenues in the second quarter of 2013, up 11% from $1.5 million for the preceding quarter, and increased 39% from $1.2 million for the second quarter of 2012. Primarily due to a robust residential mortgage market in the first six months of 2013, gain on sales of loans surged 59% to $3.2 million, compared to $2.0 million for the same period a year ago.

The net interest margin expanded 15 basis points to 3.99% in the second quarter of 2013, compared to 3.84% in the preceding quarter and contracted 31 basis points from 4.30% in the second quarter a year ago. Year-to-date, the net interest margin was 3.92% compared to 4.27% in the first six months of 2012.

“The improvement in our net interest margin from the linked quarter was primarily due to the significant increase in our investment securities available for sale, and a modest increase in higher yielding loans. We expect the trend to deploy lower yielding securities into higher yielding loans to continue,” said Portmann. “The decline in our net interest margin year-over-year was largely due to lower yields from the investment portfolio and reinvesting principal payments in securities at historically low interest rates.”

Pacific Financial Corporation 2Q13 Profits Increase 90% from 1Q13
Earns $2.0 Million in First Half of 2013
July 31, 2013	Page 5

“Our data processing expenses increased during the quarter, largely due to a one-time cost of $395,000 associated with the conversion costs from the Sterling branch purchase,” commented Portmann. “Compensation expenses and employee benefits also increased year-over-year, primarily due to increased real estate commissions related to the high volume in mortgage loans. Expenses were offset by lower OREO write-downs and related OREO operating costs, as well as lower FDIC and State assessment costs.” Non-interest, or operating, expense totaled $7.9 million for the second quarter of 2013, compared to $7.4 million in the first quarter this year and $6.9 million in the second quarter of 2012. In the first six months of 2013, non-interest expense totaled $15.3 million compared to $13.5 million in the like period a year ago.

About Pacific Financial Corporation

Pacific Financial Corporation of Aberdeen, Washington, is the bank holding company for Bank of the Pacific, a state chartered and federally insured commercial bank. Bank of the Pacific offers banking products and services to small-to-medium sized businesses and professionals in Washington and Oregon. As of June 30, 2013, the Company has assets of $686.3 million and operated 16 branches in the communities of Grays Harbor, Pacific, Whatcom, Skagit and Wahkiakum counties in the State of Washington, and two branches in Clatsop County, Oregon. The Company also operates loan production offices in the communities of Vancouver and Burlington in Washington. Visit the Company’s website at www.bankofthepacific.com. Member FDIC.

Cautions Concerning Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other laws, including all statements in this release that are not historical facts or that relate to future plans or events or projected results of Pacific Financial Corporation (“Company”) and its wholly-owned subsidiary, Bank of the Pacific (“Bank”). These forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those projected, anticipated or implied. These risks and uncertainties include various risks associated with growing the Bank and expanding the services it provides, successfully completing and integrating the acquisition of new branches and development of new business lines and markets, competition in the marketplace, general economic conditions, changes in interest rates, extensive and evolving regulation of the banking industry, and many other risks described in the Company’s filings with the Securities and Exchange Commission. The most significant of these uncertainties are described in the Company's Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which any reader of this release is encouraged to study (including all amendments and exhibits to those reports). We undertake no obligation to update or revise any forward-looking statement. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Pacific Financial Corporation 2Q13 Profits Increase 90% from 1Q13
Earns $2.0 Million in First Half of 2013
July 31, 2013	Page 6

Sources:

http://moveforwardwashington.org/blog/?p=420

http://www.bizjournals.com/seattle/news/2013/07/02/chrysler-auto-exports-rising-fast-at.html

http://thedailyworld.com/sections/news/local/port-says-oil-best-bet-economic-growth.html

http://www.portofgraysharbor.com/news/diverse-cargo.php

http://satsop.com/news/training-hot-spot

http://www.portofgraysharbor.com/news/Tunnel-Training-Featured.php

http://www.portofgraysharbor.com/about/CBR-Project.php

http://property-management-walla-walla.windermere.com/blogs/windermere/posts/the-gardner-report-western-washington-first-quarter-2013-volume-xxi

http://www.warealtor.org/government/leg-session-2013/legday2013/Growth%20and%20Real%20Estate%20in%20Skagit%20County.pdf

http://www.nwrealestate.com/nwrpub/common/news.cfm

Pacific Financial Corporation 2Q13 Profits Increase 90% from 1Q13
Earns $2.0 Million in First Half of 2013
July 31, 2013	Page 7

Income Statement
(Dollars in thousands, except per share data)
(Unaudited)	Quarter Ended:			Sequential	Year over
	June 30,	March 31,	June 30,	Quarter	Year
	2013	2013	2012	% Change	% Change

Interest Income
Interest and fees on loans	$6,169	$5,873	$6,551	5%	-6%
Interest on investments	408	370	468	10%	-13%
Interest on deposits in banks	23	28	18	-18%	28%
Total interest income	6,600	6,271	7,037	5%	-6%

Interest Expense
Interest expense on deposits	532	567	748	-6%	-29%
Interest expense on borrowings	116	122	159	-5%	-27%
Total interest expense	648	689	907	-6%	-29%

Net Interest Income	5,952	5,582	6,130	7%	-3%

Provision for (recapture of) credit losses	(450)	0	300	0%	-250%
Net interest income after provision for credit losses	6,402	5,582	5,830	15%	10%

Non-interest Income
Service charges on deposits	431	410	437	5%	-1%
Net gain (loss) on sales of other real estate owned	45	(20)	139	-325%	-68%
Gain on sales of loans	1,669	1,509	1,201	11%	39%
Net gain on sales of investments available-for-sale	329	58	89	467%	270%
Other-than-temporary-impairment loss	(34)	0	(35)	0%	-3%
Earnings on bank owned life insurance	116	121	127	-4%	-9%
Other operating income	619	548	451	13%	37%
Total Noninterest Income	3,175	2,626	2,409	21%	32%

Non-interest Expense
Salaries and employee benefits	4,499	4,386	3,964	3%	13%
Occupancy and equipment	647	604	638	7%	1%
Other real estate owned write-downs	108	352	227	-69%	-52%
Other real estate owned operating costs	125	84	178	49%	-30%
Professional services	236	262	179	-10%	32%
FDIC and State assessments	130	136	139	-4%	-6%
Data processing	809	430	350	88%	131%
Other expense	1,318	1,165	1,235	13%	7%
Total Noninterest Expense	7,872	7,419	6,910	6%	14%

Income Before Income Taxes	1,705	789	1,329	116%	28%
Provision for Taxes	373	88	256	324%	46%
Effective Tax Rate (%)	21.88%	11.15%	19.26%	96%	14%

Net Income	$1,332	$701	$1,073	90%	24%

Basic earnings per share ($)	0.13	0.07	0.11
Diluted earnings per share ($)	0.13	0.07	0.11
Average basic shares	10,121,853	10,121,853	10,121,853
Average diluted shares	10,182,524	10,162,075	10,122,350

Pacific Financial Corporation 2Q13 Profits Increase 90% from 1Q13
Earns $2.0 Million in First Half of 2013
July 31, 2013	Page 8

Income Statement
(Dollars in thousands, except per share data)
(Unaudited)	For the Six Months Ended		One
	June 30,	June 30,	Year
	2013	2012	% Change

Interest Income
Interest and fees on loans	$12,042	$13,098	-8%
Interest on investments	778	938	-17%
Interest on deposits in banks	51	36	42%
Total interest income	12,871	14,072	-9%

Interest Expense
Interest expense on deposits	1,099	1,573	-30%
Interest expense on borrowings	238	319	-25%
Total interest expense	1,337	1,892	-29%

Net Interest Income	11,534	12,180	-5%

Provision for (recapture of) credit losses	(450)	400	-213%
Net interest income after provision for credit losses	11,984	11,780	2%

Non-interest Income
Service charges on deposits	841	850	-1%
Net gain (loss) on sales of other real estate owned	25	311	-92%
Gain on sales of loans	3,178	2,000	59%
Net gain on sales of investments available-for-sale	387	99	291%
Other-than-temporary-impairment loss	(34)	(105)	-68%
Earnings on bank owned life insurance	237	258	-8%
Other operating income	1,167	844	38%
Total Noninterest Income	5,801	4,257	36%

Non-interest Expense
Salaries and employee benefits	8,885	7,722	15%
Occupancy and equipment	1,251	1,251	0%
Other real estate owned write-downs	460	334	38%
Other real estate owned operating costs	209	300	-30%
Professional services	498	336	48%
FDIC and State assessments	266	333	-20%
Data processing	1,239	693	79%
Other expense	2,483	2,540	-2%
Total Noninterest Expense	15,291	13,509	13%

Income Before Income Taxes	2,494	2,528	-1%
Provision for Taxes	461	437	5%
Effective Tax Rate (%)	18.48%	17.29%	7%

Net Income	$2,033	$2,091	-3%

Basic earnings per share ($)	0.20	0.21
Diluted earnings per share ($)	0.20	0.21
Average basic shares	10,121,853	10,121,853
Average diluted shares	10,172,356	10,122,106

Pacific Financial Corporation 2Q13 Profits Increase 90% from 1Q13
Earns $2.0 Million in First Half of 2013
July 31, 2013	Page 9

Balance Sheet
(Dollars in Thousands)
(Unaudited)	Quarter Ended:			Sequential	Year over
	June 30	March 31,	June 30	Quarter	Year
	2013	2013	2012	% Change	% Change

Assets:
Cash and Due from Banks	$18,158	$11,088	$11,865	64%	53%
Interest Bearing Deposits in Banks	36,085	35,820	26,457	1%	36%
Certificates of Deposits held for Investment	2,235	2,235	-	0%	0%
Cash and Cash Equivalents	56,478	49,143	38,322	15%	47%

Investment Securities Available for Sale	86,543	70,372	53,157	23%	63%
Investment Securities Held to Maturity	3,008	6,919	6,871	-57%	-56%
Federal Home Loan Bank Stock	3,069	3,098	3,182	-1%	-4%
Total Investments	92,620	80,389	63,210	15%	47%

Loans Held for Sale	10,855	11,937	19,771	-9%	-45%

Loans Held for Investments	474,580	471,171	459,715	1%	3%
Allowancefor Credit Losses	8,962	9,348	11,064	-4%	-19%
Total Net Loans	465,618	461,823	448,651	1%	4%

Goodwill	12,168	11,282	11,282	8%	8%
Other Intangible Assets	1,510	1,268	1,268	19%	19%
Total Intangible Assets	13,678	12,550	12,550	9%	9%

Other Real Estate Owned	3,451	4,148	6,195	-17%	-44%
Premises and Equipment	15,936	15,133	14,765	5%	8%
Accrued Interest Receivable	2,236	2,358	2,365	-5%	-5%
Cash Surrender Value of Life Insurance	18,022	17,905	17,533	1%	3%
Other Assets	7,440	8,883	9,822	-16%	-24%
Total Other Assets	47,085	48,427	50,680	-3%	-7%

Total Assets	$686,334	$664,269	$633,184	3%	8%

Liabilities and Shareholders' Equity:
Deposits:
Demand, Non-Interest Bearing	$125,585	$128,867	$105,368	-3%	19%
Savings and Interest Bearing Demand	324,316	307,291	287,862	6%	13%
Time, Interest Bearing	141,246	133,037	145,479	6%	-3%
Total Deposits	591,147	569,195	538,709	4%	10%

FHLB Borrowings	10,000	10,000	10,500	0%	-5%
Secured Borrowings	-	-	222	0%	-100%
Junior subordinated debentures	13,403	13,403	13,403	0%	0%
Total Borrowings	23,403	23,403	24,125	0%	-3%

Accrued Interest Payable	185	205	773	-10%	-76%
Total Other Liabilities	4,750	4,128	4,114	15%	15%
Total Liabilities	619,485	596,931	567,721	4%	9%

Shareholders' Equity:
Common Stock	10,122	10,122	10,122	0%	0%
Additional Paid-in Capital	41,408	41,383	41,353	0%	0%
Retained Earnings	16,845	15,513	14,142	9%	19%
Accumulated Other Comprehensive Income (Loss)	(1,526)	320	(154)	-577%	891%
Total Shareholders' Equity	66,849	67,338	65,463	-1%	2%

Total Liabilities and Shareholders' Equity	$686,334	$664,269	$633,184	3%	8%

Pacific Financial Corporation 2Q13 Profits Increase 90% from 1Q13
Earns $2.0 Million in First Half of 2013
July 31, 2013	Page 10

Asset Quality and Capital Adequacy
(Dollars in thousands, except per share data)
(Unaudited)

	June 30,	March 31,	June 30,
Period Ended	2013	2013	2012

Asset Quality
Loans 90 days past due & still accruing interest	$-	$-	$770
Nonaccrual loans (1)	10,368	13,170	9,446
Total nonperforming loans	10,368	13,170	10,216
OREO and repossessed assets, net	3,451	4,148	6,195
Total Nonperforming Assets	$13,819	$17,318	$16,411

Performing restructed loans on accrual status	$2,491	$2,576	$127
Nonperforming loans to portfolio loans	2.18%	2.80%	2.22%
Nonperforming assets to total assets	2.01%	2.61%	2.59%
Allowance for loan losses to total loans	1.89%	1.98%	2.41%
Allowance for loan losses to nonperforming loans	86.44%	70.98%	108.30%

(1) Includes $1.8 million in loans guaranteed by the United States Department of Agriculture.

Capital Data (at quarter end)
Book value per share	$6.60	$6.65	$6.47
Tangible book value per share	$5.25	$5.41	$5.23
Tangible common equity to tangible assets	8.13%	8.36%	8.55%
Shares outstanding	10,121,853	10,121,853	10,121,853

Profitability Ratios (for the quarter)
Net interest margin	3.99%	3.84%	4.30%
Efficiency ratio	86.25%	90.39%	80.92%
Return on average assets	0.80%	0.43%	0.68%
Return on average equity	7.80%	4.17%	6.59%

Profitability Ratios (year-to-date)
Net interest margin	3.92%	3.84%	4.27%
Efficiency ratio	88.21%	90.39%	82.19%
Return on average assets	0.62%	0.43%	0.66%
Return on average equity	6.00%	4.17%	6.47%

Capital Adequacy
Tier 1 leverage ratio	10.41%	10.71%	10.64%
Tier 1 risk-based capital ratio	13.87%	14.34%	14.58%
Total risk-based capital ratio	15.13%	15.60%	15.84%